EXHIBIT 10.101

AGREEMENT OF PURCHASE AND SALE

FOR AON CENTER CHICAGO BUILDING

AGREEMENT OF PURCHASE AND SALE

between

BRE/RANDOLPH DRIVE L.L.C., Seller

and

WELLS OPERATING PARTNERSHIP, L.P., Buyer

Dated as of April 3, 2003

i

Exhibits
Exhibit A-1	-	Form of Tenant Estoppel Certificate
Exhibit A-2	-	Form of Seller Estoppel Certificate
Exhibit B	-	Form of Assignment of Leases
Exhibit C	-	Form of Assignment of Contracts
Exhibit D	-	Form of Tenant Notices
Exhibit E	-	Form of Deed
Exhibit F	-	Form of Bill of Sale
Exhibit G	-	Form of FIRPTA Certificate
Exhibit H	-	Form of Sublessee Estoppel Certificate
Exhibit I	-	Form of Seller Note
Exhibit J	-	Form of Seller Mortgage
Exhibit K	-	Form of Guaranty
Exhibit L	-	Form of Management Agreement

Schedules
Schedule A	-	Land
Schedule B-1	-	Personal Property
Schedule B-2	-	Excluded Personal Property
Schedule C-1	-	Endorsements
Schedule C-2	-	Reinsurance Allocations
Schedule 3.1(f)	-	Labor Agreements
Schedule 3.2(a)	-	Material Contracts
Schedule 3.2(b)	-	Space Leases
Schedule 3.2(c)	-	Brokerage Commissions
Schedule 3.2(e)	-	Litigation
Schedule 3.2(f)	-	Schedule of Tax Proceedings
Schedule 3.2(g)	-	Violations
Schedule 3.2(h)	-	Rent Delinquency Report
Schedule 3.2(i)	-	Security Deposits Held by Seller
Schedule 3.4(c)	-	New Space Leases
Schedule 3.4(j)	-	Form of Accounting Letter
Schedule 8.3(a)	-	Financing Documents to be Released

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 3rd day of April, 2003 between BRE/RANDOLPH DRIVE L.L.C., a Delaware limited liability company (“Seller”) and WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Buyer”).

Background

A. Seller is the owner of those certain parcels of land located in Chicago, Illinois as more particularly described on Schedule A attached hereto (the “Land”) together with the buildings and other improvements located on the Land commonly known as the AON Center. The Land, the Improvements (as defined below) and the Asset-Related Property (as defined below) shall be referred to herein, collectively, as the “Asset”.

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Asset on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms.

The capitalized terms used herein will have the following meanings.

“Additional Rent” shall have the meaning assigned thereto in subsection 10.1 (a).

“Agreement” shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

“Asset” shall have the meaning assigned thereto in “Background” paragraph A.

“Asset File” shall mean the materials with respect to the Property previously delivered to Buyer or its representatives by or on behalf of Seller.

“Asset-Related Property” shall have the meaning assigned thereto in subsection 2.1(b).

“Assignment of Contracts” shall have the meaning assigned thereto in subparagraph 6.1(a)(i)(B).

“Assignment of Leases” shall have the meaning assigned thereto in subparagraph 6.1(a)(i)(A).

“Basket Limitation” shall mean an amount equal to $500,000.

“Bill of Sale” shall have the meaning assigned thereto in subparagraph 6.2(a)(i)(C).

“BP/DDB Downgrade” shall mean any downgrading of two levels or more by either Standard & Poor’s or Moody’s Investors Service, Inc. of the long-term unsecured senior debt credit rating of either BP Corporation North America Inc. or DDB & Needham from the credit rating existing as of the date of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Buyer Waived Breach” shall have the meaning assigned thereto in Section 11.3.

“Buyer’s Leasing Costs” shall have the meaning assigned thereto in Section 10.8.

“Cap Limitation” shall mean an amount equal to $20,000,000.

“CDR” shall have the meaning assigned thereto in Section 3.6.

“CDR Notice” shall have the meaning assigned thereto in Section 3.6.

“Claims” shall have the meaning assigned thereto in Section 7.3.

“Closing” shall have the meaning assigned thereto in subsection 2.4(a).

“Closing Date” shall have the meaning assigned thereto in subsection 2.4(a).

“Closing Payment” shall have the meaning assigned thereto in Section 2.2.

“Closing Documents” shall mean any, certificate, instrument or other document delivered pursuant to this Agreement.

“Condition of the Asset” shall have the meaning assigned thereto in subsection 7 2(b).

“Conforming Estoppels” shall mean the Tenant Estoppels substantially in the form attached hereto as Exhibit A-1 or a tenant estoppel certificate in a form which otherwise certifies as to those matters which are specifically required to be certified by the applicable tenant pursuant to the provisions of such tenant’s Space Lease, in each case dated not earlier than

April 1, 2003 and without material modifications, without disclosed rental delinquencies except for the month in which the Tenant Estoppel is delivered or as shown on Schedule 3.2(h), and without any material defaults or materially adverse matters,

“Deed” shall have the meaning assigned thereto in subparagraph 6.2(a)(i)(A).

“Department” shall have the meaning assigned thereto in Section 3.5.

“Earnest Money” shall have the meaning assigned thereto in subsection 2.3(a).

“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution or substances or materials which are considered to be Hazardous Materials.

“Escrow Account” shall have the meaning assigned thereto in subsection 14.4(a).

“Escrow Agent” shall have the meaning assigned thereto in subsection 2.3(a).

“Excluded Personal Property” shall mean the items listed on Schedule B-2 attached hereto.

“Existing Survey” shall mean that certain survey dated December 9, 2002, prepared by Chicago Guarantee Survey Company, as updated on April 1, 2003.

“Fixed Rents” shall have the meaning assigned thereto in subsection 10.1 (a).

“Guaranty” shall have the meaning specified in subparagraph 6.1(a)(ii)(G).

“Hazardous Materials” shall have the meaning assigned thereto in subsection 7.2(b)(i).

“Improvements” shall mean the buildings and improvements located on the Land, including the structured parking facility, elevators, escalators, built-in appliances, pumps, machinery, plumbing, heating, air conditioning and electrical and other fixtures located on the Land.

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in subsection 14.4(c).

“Labor Agreements” shall mean the agreements and contracts listed on Schedule 3.1(f).

“Land” shall have the meaning assigned thereto in “Background” paragraph A.

“Leasing Costs” shall mean, with respect to a particular Space Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Space

Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Space Lease to the landlord under another lease (i.e., lease buyout costs), costs of base building work, relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease.

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Major Tenants” shall mean BP Corporation North America Inc., Kirkland & Ellis, DDB & Needham, Pricewaterhouse Coopers, Deloitte Touche Tohmatsu, Jones Lang LaSalle, and Edelman Worldwide.

“Management Agreement” shall mean that certain Management Agreement in the form of Exhibit L attached hereto between Buyer and Manager.

“Manager” shall mean BREA Property Management of Illinois L.L.C., a Delaware limited liability company.

“Material Casualty” shall have the meaning assigned thereto in subsection 9.2(b).

“Material Condemnation” shall have the meaning assigned thereto in subsection 9.2(b).

“Material Contracts” shall have the meaning assigned thereto in subsection 3.2(a).

“New Space Leases” shall have the meaning assigned thereto in Section 10.8.

“Ordinance” shall have the meaning assigned thereto in Section 3.6.

“Pedestrian Easements” shall mean the instruments referenced as exceptions 16, 20 and 24 on Schedule B of the Title Commitment.

“Permitted Exceptions” shall mean (i) the matters set forth in Schedule B of the Title Commitment or on the Existing Survey, but excluding any exceptions for the first installment of 2002 taxes, (ii) the Space Leases, (iii) liens for current real estate taxes which are not yet due and payable, and (iv) any title exception which is waived by Buyer pursuant to subsection 8.3(b).

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Personal Property” shall have the meaning ascribed thereto in subsection 2.1(b)(ii).

“Property” shall mean the collective reference to the Land and Improvements.

“Purchase Price” shall have the meaning assigned thereto in Section 2.2.

“Releasees” shall have the meaning assigned thereto in Section 7.3.

“Rents” shall have the meaning assigned thereto in subsection 10.1 (a).

“Replacement Estoppel” shall have the meaning assigned thereto in subparagraph 6.2(a)(i)(G).

“Reporting Person” shall have the meaning assigned thereto in subsection 14.3(c).

“Required Estoppels” shall have the meaning assigned thereto in subparagraph 6.2(a)(i)(G).

“SEC” shall have the meaning assigned thereto in subsection 3.4(j).

“Section 120/5j” shall have the meaning assigned thereto in Section 3.5.

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Estoppels” shall have the meaning assigned thereto in subparagraph 6.2(a)(i)(G).

“Seller Loan Documents” shall mean the Seller Note, the Seller Mortgage and the Guaranty.

“Seller Mortgage” shall have the meaning assigned thereto in Section 2.2.

“Seller Mortgage Policy” shall have the meaning assigned thereto in subparagraph 6.1(a)(ii)(F).

“Seller Note” shall have the meaning assigned thereto in Section 2.2.

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Seller’s Knowledge” shall mean the actual knowledge of Seller based upon the actual knowledge of Marshall Findley, Steven E. Orbuch, Roxanne Osborne and Michael Corbin without any duty on the part of any such officers or other Persons to conduct any independent investigation or make any inquiry of any Person.

“Seller’s Leasing Costs” shall have the meaning assigned thereto in Section 10.8.

“Space Lease” shall have the meaning assigned thereto in subsection 3.2(b).

“stop order” shall have the meaning assigned thereto in Section 3.5.

“Sublessee Estoppel” shall have the meaning assigned thereto in subsection 3.4(l).

“Tenant Estoppel” shall have the meaning assigned thereto in subsection 3.4(h).

“Tenant Material Adverse Change” means any material adverse change (as compared to conditions existing as of the date of this Agreement) affecting (a) the financial condition of any Major Tenant and its subsidiaries, taken as a whole, and (b) the ability of any Major Tenant to perform its obligations under its Space Lease; provided, however, that this definition shall exclude any material adverse change attributable to or resulting from:

(i) any generally applicable change in law or accounting standards or any interpretation thereof;

(ii) conditions generally affecting the business or industry in which such Major Tenant operates (including economic, legal and regulatory changes);

(iii) general economic or political conditions, events or circumstances affecting the U.S. or global financial markets generally;

(iv) any outbreak or escalation of hostilities or act of terrorism;

(v) any declaration of war, or any other international calamity or emergency or any escalation thereof; and

(vi) any qualification of such Major Tenant’s auditors report on such Major Tenant’s financial statements flowing from any of the foregoing.

“Tenant Notices” shall have the meaning assigned thereto in subparagraph 6.1(a)(i)(C).

“Title Commitment” shall mean that certain pro forma title policy issued by the Title Company on March 25, 2003 and referred to as order number 1401 008065343.

“Title Company” shall mean Chicago Title Insurance Company acting through its authorized agent Title Associates, Inc.

“Title Policy” shall mean an owner’s title insurance policy issued by the Title Company insuring Buyer’s title to the Property subject only to the Permitted Exceptions, in an amount equal to the Purchase Price, providing for extended coverage, containing the endorsements set forth on Schedule C-1 attached hereto, and including reinsurance from the title insurance companies and in the amounts specified on Schedule C-2 attached hereto, pursuant to ALTA facultative reinsurance agreements permitting direct access by the insured to the reinsurers.

“UCC” shall mean the Uniform Commercial Code.

ARTICLE II

SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1. Sale of Asset.

(a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Asset.

(b) The transfer of the Asset to Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean all of Seller’s right, title and interest in and to the following:

(i) all easements, covenants and other rights appurtenant to the Property, including all water rights, mineral rights, development rights, air rights and reversions, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Property and to the center line thereof;

(ii) all personal property listed on the attached Schedule B-1 and all furniture, fixtures, equipment, tools, supplies, artwork, plants, furnishings and other personal property owned by Seller which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property and are used in connection with the operation of the Property (but not including items owned or leased by tenants or which are leased by Seller) (collectively, the “Personal Property”) provided however, that the Personal Property shall not include the Excluded Personal Property;

(iii) to the extent they may be transferred under applicable law, all licenses, permits, certificates of occupancy and authorizations presently issued in connection with the construction, occupancy, use and operation of all or any part of the Property and Personal Property;

(iv) to the extent assignable, all warranties, if any, issued to Seller by any manufacturer or contractor (or otherwise assigned to Seller by any Person) in connection with (A) the Personal Property and (B) the construction or installation of equipment or any component of the improvements included as part of the Property;

(v) to the extent assignable, all service, supply and maintenance contracts, if any, held by Seller with respect to the Property and its mechanical equipment, elevators and other elements, but excluding any employment or collective bargaining agreement, if any;

(vi) all leases, licenses, contracts and other agreements, to the extent transferable, for the use and occupancy of all or any part of the Property, including any guarantees thereof, and all security and escrow deposits held by Seller in connection with any such leases, licenses, contracts and other agreements;

(vii) all books and records, tenant files, tenant lists and tenant marketing information relating to the Property;

(viii) the plans and specifications, engineering drawings and prints with respect to the Improvements, all operating manuals, and all books, data and records regarding the physical components systems of the Improvements; and

(ix) all other intangibles associated with the Property, including, without limitation, goodwill, all logos, designs, trademarks and tradenames related to the Property (expressly excluding the name “AON”), and all telephone exchange numbers identified with the Property.

SECTION 2.2. Purchase Price.

Subject to adjustments as provided in Article X, the consideration for the purchase of the Asset shall be $465,150,000 (the “Purchase Price”), which shall be paid by Buyer at the Closing as follows: (a) by payment of $350,000,000 (the “Closing Payment”) in immediately available funds by wire transfer to such accounts or accounts that Seller shall designate to Buyer and Escrow Agent, provided that such amount shall be reduced by the Earnest Money, (b) by execution and delivery of a promissory note in the form of Exhibit I attached hereto (the “Seller Note”), in the principal amount of $115,150,000. The Seller Note shall be secured by a mortgage on the Property pursuant to the terms of the Seller Mortgage in the form of Exhibit J attached hereto (the “Seller Mortgage”). The Purchase Price shall be subject to no adjustment of any kind except as expressly set forth herein.

SECTION 2.3. Earnest Money.

(a) Upon execution of this Agreement, Buyer shall deposit with Chicago Title Insurance Company, as escrow agent (in such capacity, “Escrow Agent”), an amount equal to $5,000,000 (together with all accrued interest thereon, the “Earnest Money”) in immediately available funds by wire transfer to such account as Escrow Agent shall designate to Buyer.

(b) The Earnest Money, upon delivery by Buyer to Escrow Agent, will be deposited by Escrow Agent in an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 14.4. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, Buyer shall receive a credit for such interest in accordance with Section 2.2.

SECTION 2.4. The Closing.

(a) The closing of the sale and purchase of the Asset (the “Closing”) shall take place on April 30, 2003 (the “Closing Date”).

(b) The Closing shall be held on the Closing Date at 10:00 A.M. at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other location agreed upon by the parties hereto.

(c) Notwithstanding the foregoing, there shall be no requirement that Seller and Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing may be delivered to Escrow Agent unless the parties hereto mutually agree otherwise. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

SECTION 3.1. General Seller Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

(a) Formation; Existence. It is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the sale of the Asset, and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Consents. Except for any consent, license, approval, order, permit, authorization, registration, filing or declaration, the failure of which to obtain will not materially adversely effect (i) Seller’s ability to consummate the transactions contemplated by this Agreement, (ii) the ownership of the Asset or (iii) the operation of the Property, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e) Foreign Person. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

(f) Employees. There are no employment, collective bargaining or similar agreements or arrangements between Seller and any of its employees or between Seller and any labor union. Manager is a party to the collective bargaining or similar agreements or arrangements set forth on Schedule 3.1(f).

SECTION 3.2. Representations and Warranties of Seller as to the Asset. Seller hereby represents and warrants to Buyer as follows:

(a) Material Contracts. To Seller’s Knowledge, Schedule 3.2(a) attached hereto, together with Schedule 3.1(f), contains a complete and accurate list and description of all material maintenance, supply, construction, development, management and service agreements which are in effect, except to the extent set forth on Schedule 3.2(a) or Schedule 3.1(f), and which relate to the operation, maintenance, management, construction or development of the Property (the “Material Contracts”). Seller has not received any written notice of Seller’s or Manager’s default or failure to comply with the terms and provisions of the Material Contracts. True and complete copies of the Material Contracts have been delivered to Buyer.

(b) Space Leases. As of the date hereof, the leases listed on Schedule 3.2(b) attached hereto (the “Space Leases”), (i) constitute all the leases relating to the Property under which Seller is the holder of the landlord’s interest, (ii) have not been modified except as stated in Schedule 3.2(b), (iii) contain the entire agreement between the relevant landlord and the tenants named therein and (iv) except as set forth in Schedule 3.2(b), fixed rent and additional rent are currently being collected under such Space Leases without offset, counterclaim or deduction. Except for Seller’s assignment of the Space Leases for the benefit of the holder(s) of the existing mortgage encumbering the Property, if any, which mortgage shall be cancelled by Seller at Closing, Seller has not assigned, conveyed, pledged or encumbered any of Seller’s interest in the Space Leases or right to receive rents payable thereunder to any Person. Seller has not received any written notice of Seller’s default or failure to comply with the terms and provisions of the Space Leases which remain uncured. True and complete copies of the Space Leases have been delivered to Buyer. If any Space Lease, so delivered, contains provisions that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistencies and to conform such representations and warranties to the provisions of the Space Leases.

(c) Brokerage Commissions. There are no unpaid brokerage commissions or finders’ fees payable by the landlord with respect to the current or any renewal term of any of the Space Leases other than those set forth on Schedule 3.2(c) attached hereto and Seller has no agreement with any broker with respect to any renewal term of any Space Lease or expansion of space leased thereunder except as set forth in Schedule 3.2(c).

(d) Condemnation. As of the date hereof, Seller has not received any written notices of any pending condemnation or similar proceedings affecting the Property, and, to Seller’s knowledge, no such action is threatened or contemplated.

(e) Litigation. As of the date of this Agreement, except for an audit being conducted of Seller’s federal income tax returns for the tax year ending December 31, 1998 and as disclosed in Schedules 3.2(e)-(g) attached hereto, there are no actions, suits or proceedings pending against or affecting the Asset or Seller’s interest therein in any court or before or by an arbitration tribunal or regulatory commission, department or agency. All of the matters set forth on Schedule 3.2(e) have been tendered by Seller to its insurance carrier and Seller has not received any denial of coverage claims with respect thereto from such carriers.

(f) Taxes and Assessments. Except as disclosed in Schedule 3.2(f) attached hereto, and except with respect to matters which have been resolved or dropped, Seller has not filed, and has not retained anyone to file, notices of protest against, or to commence action to review, protest or contest real property tax assessments against the Property or the Personal Property.

(g) Compliance with Governmental Requirements. Except as disclosed in Schedule 3.2(g) attached hereto, Seller has not received any written notice alleging any violations of law (including Environmental Laws), municipal or county ordinances, or other legal requirements with respect to the Asset that have not heretofore been corrected.

(h) Delinquency Report. Attached hereto as Schedule 3.2(h) is a true and complete report setting forth as of the date of this Agreement, all arrearages in excess of 30 days under the Space Leases.

(i) Security Deposits. Attached hereto as Schedule 3.2(i) is a true and complete list of the security deposits (whether in the form of cash, letters of credit or otherwise) under the Space Leases being held by Seller.

(j) Permitted Exceptions. Seller has not received any written notice of a violation or breach by Seller of any of the obligations of Seller under the Pedestrian Easements or the instruments referenced as exceptions 21 and 25 on Schedule B of the Title Commitment which violation or breach remains uncured or outstanding.

SECTION 3.3. Limitations on Representations and Warranties of Seller. Except as set forth in subsection 5.2(g), if the representations or warranties relating to the Space Leases set forth in subsection 3.2(b) and the status of the tenants thereunder contained herein were true and correct as of the date of this Agreement, no change in circumstances or status of the tenants (e.g., tenant defaults, bankruptcies, or other adverse matters relating to a tenant) occurring after the date hereof, shall permit Buyer to terminate this Agreement or constitute grounds for Buyer’s failure to close.

SECTION 3.4. Covenants of Seller Prior to Closing. From the date hereof until Closing or earlier termination of this Agreement, Seller or Seller’s agents shall:

(a) Operation. Own, operate and maintain the Asset substantially in accordance with Seller’s past practices with respect to the Asset.

(b) New Contracts. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, not enter into any third party contracts;

provided that Seller may enter into third party contracts without Buyer’s consent if such contract (i) is necessary as a result of an emergency at the Property, (ii) does not require the payment of more than $10,000 in any calendar year and is terminable by Seller or its successor-in-interest upon not more than 30 days notice to the contractor or (iii) is entered into in the course of customary maintenance and repairs at the Property and is terminable by Seller or its successor-in-interest upon not more than 30 days notice to the contractor. If Seller enters into any third party contracts after the date of this Agreement, then Seller shall promptly provide written notice and a copy thereof to Buyer and unless such contract required Buyer’s approval pursuant to this paragraph and such approval was not obtained, Buyer shall assume at Closing the Seller’s obligations first arising or accruing under such contracts after the Closing, and the schedule of contracts attached to the Assignment of Contracts shall be so modified, and such contract shall be deemed added to Schedule 3.2(a) attached hereto and Schedule 3.2(a) shall be deemed amended at the Closing to include such contracts. If a new contract requires Buyer’s approval and Buyer does not object within seven days after receipt of a copy of such contract and a request for approval thereof (stating that Buyer’s failure to object will be deemed to be its approval of the contract), then Buyer shall be deemed to have approved such contract.

(c) New Space Leases.

(i) Continue its present rental program and efforts at the Property to rent vacant space, provided that, without the prior consent of Buyer, Seller shall not execute any new lease or amend, terminate or accept the surrender of any existing tenancies or approve any subleases except that Seller is authorized to (A) accept the termination of Space Leases at the end of their existing terms, (B) enter into any leases listed on Schedule 3.4(c) and (C) amend, extend, renew, or terminate or take an assignment of any Space Lease listed on Schedule 3.4(c); provided that in the case of clauses (B) and (C) such leases, or amendments, extensions, renewals, terminations, or assignments of such Space Leases, are on the same material terms, for the specified space in the Property, with the same tenants as listed on Schedule 3.4(c). If a new lease or an amendment, renewal or extension of an existing Space Lease requires Buyer’s consent and Buyer does not object within seven days after receipt of a copy of such lease, amendment, extension or renewal and a request for approval thereof (stating that Buyer’s failure to object will be deemed to be its approval of such lease or amendment), then Buyer shall be deemed to have approved such lease or amendment.

(ii) If Seller enters into any leases after the date of this Agreement, then unless such lease required Buyer’s approval pursuant to this paragraph and such approval was not obtained, Buyer shall assume at Closing, Seller’s obligations first arising or accruing under such lease after the Closing and the schedule of Space Leases attached to the Assignment of Leases shall be so modified, and such lease shall be deemed added to Schedule 3.2(b) attached hereto and Schedule 3.2(b) shall be deemed amended at the Closing to include such lease.

(d) Litigation. Advise Buyer of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental agency which affects the Asset in any material respect, which is instituted after the date of this Agreement promptly after becoming aware of the same and make available to Buyer, upon request, any pleadings with respect to the matters set forth on Schedule 3.2(e).

(e) Insurance. Keep the Property and Personal Property insured against fire and other hazards in such amounts and under such terms as Seller deems advisable, but in any event with scope of coverage and limits of liability at least equal to Seller’s insurance currently in force as of the date of this Agreement.

(f) Sale of Personal Property. Not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Personal Property, except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business. Seller will maintain its levels of inventory, office and other supplies and spare parts consistent with its past practices with respect to the Asset.

(g) Performance Under Space Leases and Material Contracts. Perform, or cause its agents to perform, in all material respects, all obligations of landlord or lessor under the Space Leases and all obligations of owner (or lessee in the case of equipment leases) under the Material Contracts. Seller shall not credit any portion of the security deposits against defaults or delinquencies of the tenants under the Space Leases. Seller also shall not draw upon any letters of credit given to Seller by any tenants under the Space Leases without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(h) Tenant Estoppels. Within seven Business Days following the date hereof, prepare and deliver to all tenants under the Space Leases, an estoppel certificate in the form of Exhibit A-1 attached hereto (the “Tenant Estoppel”) and request each such tenant to execute and deliver the Tenant Estoppel to Seller. Seller shall use commercially reasonable efforts to obtain the executed Tenant Estoppels in substantially the same form as Exhibit A-1 from such tenants (without the obligation to incur any material cost or liability in connection with such efforts or making any payments or granting any concessions under the Space Leases and without the obligation to declare any tenants in default under the Space Leases or to initiate any proceeding thereunder). Other than as set forth in subparagraph 6.2(a)(i)(G), the receipt of any Tenant Estoppel or any matter raised in any Tenant Estoppel shall not be a condition to Buyer’s obligation to close and shall not constitute grounds to refuse to close; provided, however the foregoing shall not be deemed a waiver of the condition precedent set forth in Section 5.2(a). If a tenant returns an executed Tenant Estoppel to Seller, Seller shall deliver to Buyer a copy of such executed Tenant Estoppel promptly following Seller’s receipt of such Tenant Estoppel.

(i) Further Encumbrance. Not grant or otherwise create or consent to the creation of any easement, restriction, lien or encumbrance without the prior written consent of Buyer.

(j) Cooperation with Buyer’s Auditors and SEC Filing Requirements. Cooperate (at no cost to Seller) with Buyer to provide Buyer access to such factual information concerning the operation of the Property as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer (or Wells Real Estate Investment Trust, Inc.) to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Buyer’s sole cost and expense, Seller shall allow Buyer’s auditor (Ernst & Young or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year of Closing (to the date of Closing) and the two prior years, and shall cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit and in connection with such audit deliver to Buyer’s auditor a representation letter in the form attached hereto as Schedule 3.4(j). Without limiting the foregoing, Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense; provided, however, that the foregoing obligations of Seller under this subsection shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information. The obligations of Seller under this subsection 3.4(j) shall survive the Closing.

(k) Pedestrian Easement Estoppels. Cooperate with Buyer to obtain estoppel certificates from the parties other than Seller to the Pedestrian Easements in a form prepared by Buyer; provided, however the receipt of any such estoppel certificates shall not be a condition to Buyer’s obligation to close and the failure to obtain such estoppels shall not constitute grounds to refuse to close.

(l) Aon Estoppel. Within seven Business Days following the date hereof, prepare and deliver to Aon Corporation, as sublessee under a Sublease Agreement between BP Amoco Corporation and Aon Corporation, an estoppel certificate in the form of Exhibit H attached hereto (the “Sublessee Estoppel”) and request Aon Corporation to execute and deliver the Sublessee Estoppel to Seller. Seller shall use commercially reasonable efforts to obtain the executed Sublessee Estoppel in substantially the form of Exhibit H from Aon Corporation (without the obligation to incur any material costs or liability in connection with such efforts or making any payments or granting any concessions to BP Corporation North America Inc. or Aon Corporation and without the obligation to declare any default or to initiate any proceeding under the Space Lease with BP Corporation North America Inc.). The receipt of the Sublessee Estoppel from Aon Corporation or any matter raised in the Sublessee Estoppel shall not be a condition to Buyer’s obligation to close and shall not constitute grounds to refuse to close. If Aon Corporation returns the executed Sublessee Estoppel to Seller, Seller shall deliver to Buyer a copy of such executed Sublessee Estoppel promptly following Seller’s receipt of such Sublessee Estoppel.

SECTION 3.5. Bulk Sales Notice to Illinois Department of Revenue. Within ten days after the date hereof, Seller shall give written notice to the Illinois Department of Revenue (“Department”) of the intended sale of the Property and request the Department to make a determination as to whether Seller has an assessed, but unpaid, amount of tax, penalties, or interest under the Illinois Retailer’s Occupation Tax Act, Section 120/5j (“Section 120/5j”). At Closing, Seller shall furnish to Buyer either (a) a copy of the stop order from the Department setting forth the amount, if any, to be withheld (“stop order”) or (b) reasonable evidence that Seller gave the notice herein required within the time period required by Section 120/5j and a certificate from Seller that no response to such notice was received within the time period required by Section 120/5j. Seller agrees that Buyer may, at Closing, deduct and withhold from the proceeds that are due Seller the amount necessary to comply with the withholding requirements imposed by Section 120/5j. At Closing, Buyer shall deposit the amount so withheld in escrow with the Escrow Agent pursuant to terms and conditions reasonably acceptable to Seller and Buyer, but in any event, complying with Section 120/5j. When Seller delivers to Buyer and the Escrow Agent a letter, certificate or receipts from the Department showing (a) all taxes, penalties and interest have been paid by Seller, (b) no such taxes, penalties and interest are due from Seller, or (c) 60 days has passed after the issuance of the initial stop order to withhold and the Department has failed to provide the written notice to Buyer as required by Section 120/5j, then the amount, if any, withheld at Closing shall be immediately paid to Seller.

SECTION 3.6. Bulk Sales Notice to Chicago Department of Revenue. Within ten days after the date hereof, Seller shall give written notice to the City of Chicago Department of Revenue (“CDR”) of the intended sale of the Property setting forth all of the information required pursuant to Chicago Municipal Code Section 3-4-140 (the “Ordinance”). At Closing, Seller shall furnish to Buyer either (a) a copy of the notice from the CDR setting forth the amount, if any, required to be withheld “CDR Notice”) or (b) a statement that the CDR Notice has not been received. Seller agrees that, if the CDR Notice has been received, Buyer may, at Closing, deduct and withhold from the proceeds that are due Seller the amount necessary to comply with the withholding requirements imposed by the Ordinance. At Closing, Buyer shall deposit the amount so withheld in escrow with the Escrow Agent pursuant to terms and conditions acceptable to Seller and Buyer, but in any event, complying with the Ordinance. When Seller delivers to Buyer and the Escrow Agent a letter, certificate or receipts from the CDR showing (a) all taxes, penalties and interest have been paid by Seller or (b) no such taxes, penalties and interest are due from Seller, then the amount, if any, withheld at Closing shall be immediately paid to Seller.

Notwithstanding the foregoing, issuance of a CDR Notice from the CDR shall not be a condition precedent to Closing. If Seller does not provide the CDR Notice at Closing, Seller agrees to indemnify and hold Buyer harmless from and against any and all losses, costs, claims, causes of action, damages, and expenses including court costs and reasonable attorney’s fees, which directly arise out of (i) Seller’s failure to give the notice of sale as required in this Section 3.6 to the CDR informing them of the transactions contemplated herein within the time period required under the Ordinance or (ii) the failure to withhold any amounts that would have been required to be withheld pursuant to any CDR Notice issued after Closing. The indemnification provision of this Section 3.6 shall survive the Closing until the earlier of (a) receipt of the CDR Notice not furnished at Closing and deposit by Seller of the amount, if any, required to be withheld pursuant thereto with the Escrow Agent, (b) the time period for the CDR to provide a CDR Notice has passed, or (c) Seller furnishes evidence from the CDR of payment of the liabilities required to be paid by Seller pursuant to the Ordinance.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

SECTION 4.1. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Formation; Existence. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Power; Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Asset and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

SECTION 5.1. Conditions Precedent To Seller’s Obligations. The obligation of Seller to consummate the transfer of the Asset to Buyer on the Closing Date is subject to the satisfaction (or waiver) by Seller as of the Closing of the following conditions:

(a) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b) Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(d) No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Asset or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

(e) Seller shall have received all of the documents required to be delivered by Buyer under subsection 6.1(a).

(f) Seller shall have received the Purchase Price in accordance with Section 2.2 and all other amounts then due to Seller hereunder.

SECTION 5.2. Conditions to Buyer’s Obligations. The obligation of Buyer to purchase and pay for the Asset is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date.

(b) Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing.

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(d) No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Asset or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

(e) Title to the Property shall be delivered to Buyer in the manner required under Section 8.1 and the Title Company is prepared, upon payment of the policy premium (including the premiums for endorsements set forth on Schedule C-1 attached hereto), to issue to Buyer upon the Closing the Title Policy.

(f) Buyer shall have received all of the documents required to be delivered by Seller under subsection 6.2(a).

(g) There shall have been no Tenant Material Adverse Change or BP/DDB Downgrade.

ARTICLE VI

CLOSING DELIVERIES

SECTION 6.1. Buyer Closing Deliveries.

(a) Buyer shall deliver the following documents at Closing:

(i) with respect to the Asset:

(A) an assignment and assumption of Seller’s interest in the leases (an “Assignment of Leases”) duly executed by Buyer in substantially the form of Exhibit B attached hereto;

(B) an assignment and assumption of the contracts (an “Assignment of Contracts”) duly executed by Buyer in substantially the form of Exhibit C attached hereto;

(C) notice letters (“Tenant Notices”) duly executed by Buyer, in substantially the form of Exhibit D attached hereto; and

(D) the Management Agreement duly executed by Buyer.

(ii) with respect to the transactions contemplated hereunder:

(A) such other assignments, instruments of transfer, and other documents as Seller may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Buyer with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Buyer;

(B) a duly executed and sworn Secretary’s Certificate from Buyer (or the general partners of Buyer, where appropriate) certifying that Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder (including the Seller Loan Documents) and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(C) an executed and acknowledged incumbency certificate from Buyer (or the general partners of Buyer, where appropriate) certifying the authority of the officers of Buyer (or the general partner of Buyer, where appropriate) to execute this Agreement and the other documents delivered by Buyer to Seller at the Closing;

(D) all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and duly executed by Buyer;

(E) the Seller Note and the Seller Mortgage, duly executed by Buyer and evidence that a counterpart of the Seller Mortgage has been delivered to the Title Company, in the reasonable judgment of Seller, so as to effectively create upon recording a valid and enforceable lien upon the Property, of the requisite priority in favor of Seller, subject only to the matters set forth in the Title Commitment;

(F) a lender’s title insurance policy issued by the Title Company dated as of the Closing Date, in the same form and containing such affirmation coverages and endorsements as the pro forma lender’s policy issued by the Title Company on March 25, 2003 and referred to as order number 1401 008065343, insuring Seller’s interest in the Seller Mortgage (the “Seller Mortgage Policy”) together with evidence that all premiums of such Seller Mortgage Policy have been paid;

(G) the Guaranty, in the form of Exhibit K attached hereto (the “Guaranty”) duly executed by Wells Operating Partnership, L.P.;

(H) opinions of Buyer’s counsel with respect to due execution, authority, enforceability of the Seller Loan Documents and such other matters as Seller may require, all such opinions in form, scope and substance reasonably satisfactory to Seller and Seller’s counsel; and

(I) such other and further approvals, opinions, documents and information as Seller or its counsel may have reasonably requested in connection with the Seller Loan Documents (e.g. insurance certificates).

SECTION 6.2. Seller Closing Deliveries.

(a) Seller shall deliver the following documents at Closing:

(i) with respect to the Asset:

(A) a special warranty deed (a “Deed”) in substantially the form of Exhibit E duly executed by Seller. In the event the legal description set forth in the updated survey differs from the legal description set forth on Schedule A attached hereto, Seller shall also execute and deliver to Buyer a quitclaim deed containing a legal description based upon such updated survey;

(B) an Assignment of Leases duly executed by Seller;

(C) a bill of sale (a “Bill of Sale”) duly executed by Seller in substantially the form of Exhibit F hereto, relating to the Personal Property, together with such documents as required by Illinois law necessary to transfer title to the van listed on Schedule B-1;

(D) an Assignment of Contracts duly executed by Seller;

(E) the Tenant Notices duly executed by Seller; such Tenant Notices shall be delivered by Buyer to each tenant and other such entity promptly following Closing;

(F) an affidavit that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit G hereto;

(G) Conforming Estoppels from (i) each of the Major Tenants and (ii) tenants which, together with the Major Tenants, occupy at least 85%, in the aggregate, of the leased floor area in the Improvements (collectively, the “Required Estoppels”); provided however, in the event that Seller is unable to deliver all of the Required Estoppels at the Closing, Seller shall have the right (in its sole and absolute discretion, with no obligation) to deliver certificates executed by Seller substantially in the form attached as Exhibit A-2 hereto (the “Seller Estoppels”), which shall be dated as of the Closing Date and shall count towards the Required Estoppels; provided further that Seller shall not be entitled to deliver Seller Estoppels for the Major Tenants or for tenants occupying more than 10% of the leased floor area of the Improvements; and provided further that if at any time, on or after the Closing, Seller delivers a Conforming Estoppel with respect to a Space Lease for which Seller previously delivered a Seller Estoppel (a “Replacement Estoppel”), the Replacement Estoppel shall supersede and replace the Seller Estoppel and Seller shall have no further liability under the applicable Seller Estoppel. Buyer’s closing condition as set forth in this subparagraph shall be deemed satisfied and irrevocably waived by Buyer with respect to a Required Estoppel from a particular tenant if an estoppel certificate from such tenant has been delivered to Buyer and Buyer does not object in a written notice to Seller specifying Buyer’s objections to the form of such estoppel certificate within five Business Days after receipt thereof by Buyer;

(H) copies and if available, originals of the Space Leases referred to in the Assignment of Leases, together with all guarantees thereof, any letters of credit issued with respect to such Space Leases, and all tenant files, tenant lists and tenant marketing information relating to the Property and all of the keys to doors or locks on the Property, which delivery may be satisfied by delivery of the on-site property management office at the Property to the extent such items are locate therein;

(I) a rent delinquency report updated to the date of Closing;

(J) a settlement statement prepared by Seller setting forth the amounts paid by or on behalf of or credited to each of Buyer and Seller pursuant to this Agreement, together with such other information as may be provided by Buyer with respect to other expenses of Buyer which are being paid through the escrow established for Closing;

(K) the seller certification and plat act affidavit required by the Title Company; and

(L) the Management Agreement duly executed by Manager.

(ii) with respect to the transactions contemplated hereunder:

(A) such other assignments, instruments of transfer, and other documents as Buyer may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Seller with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Seller;

(B) a duly executed and sworn Secretary’s Certificate from Seller certifying that Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(C) an executed and acknowledged incumbency certificate from Seller certifying the authority of the officers of Seller to execute this Agreement and the other documents delivered by Seller to Buyer at the Closing; and

(D) all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by Seller.

(iii) In the event any Asset Related Property is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts to provide Buyer, at no cost to Seller, with the economic benefits of such property by enforcing such property (solely at Buyer’s direction) for the benefit and at the expense of Buyer. The obligation so Seller under this subsection 6.2(a)(iii) shall survive the Closing for so long as such property remains enforceable.

ARTICLE VII

INSPECTIONS; RELEASE

SECTION 7.1. Right of Inspection. Prior to the Closing, Buyer and its agents or authorized representatives, shall have the right, upon reasonable prior written notice to Seller

(which shall in any event be at least 24 hours in advance) and at Buyer’s sole cost, risk and expense to inspect the Property during business hours on Business Days, provided that any such inspection shall not unreasonably impede the normal day-to-day business operation of the Property, and provided further that Seller shall be entitled to accompany Buyer and its agents on such inspection. Notwithstanding the foregoing, Buyer shall not have the right to interview the tenants under Space Leases without providing Seller with an opportunity to jointly conduct such interview, and Buyer shall not have the right to do any invasive testing of the Property without the prior written consent of Seller in its sole discretion. Prior to any such inspection, Buyer shall deliver to Seller certificates reasonably satisfactory to Seller evidencing that Buyer’s consultants and agents carry and maintain such general liability insurance policies with limits of liability of not less than $1,000,000 and with such companies and in such scope as are acceptable to Seller in its reasonable discretion, in all cases naming Seller as an additional insured thereunder. Buyer hereby indemnifies and agrees to defend and hold Seller harmless from all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage arising out of, resulting from relating to or in connection with or from any such inspection by Buyer or its agents. The provisions of this Article shall survive the Closing or the termination of this Agreement.

SECTION 7.2. Examination; No Contingencies.

(a) In entering into this Agreement, Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by Seller, any partner of Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent Seller, with respect to the Asset, the Condition of the Asset or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement. Buyer’s obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. Buyer acknowledges and agrees that, except as expressly set forth herein and the Seller’s Closing Documents, Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Asset or the Condition of the Asset. BUYER AGREES THAT THE ASSET WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSET, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than representations and warranties of Seller expressly set forth in this Agreement and the Seller’s Closing Documents. Without limiting the generality of the foregoing, except for the representations and warranties of Seller contained in this Agreement and the Seller’s Closing Documents, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Condition of the Asset or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Asset or by operation of law, and (iii) all other statutory, express or implied representations or warranties by Seller whatsoever. Buyer acknowledges that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement.

(b) For purposes of this Agreement, the term “Condition of the Asset” means the following matters:

(i) Physical Condition of the Property. The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the Personal Property and any fixtures; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon. “Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq. and Section 311 of the Clean Water Act and the regulations and publications issued under any such laws and (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls.

(ii) Adequacy of the Asset. The economic feasibility, cash flow and expenses of the Asset, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.

(iii) Legal Compliance of the Asset. The compliance or non-compliance of Seller or the operation of the Property or any part thereof in accordance with, and the contents of, (i) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any governmental authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Property that would cause state or federal agencies to order a clean up of the Property under any applicable legal requirements and (ii) all agreements, covenants, conditions, restrictions (public or private), development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.

(iv) Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.

(v) Condition of Title. The condition of title to the Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.

SECTION 7.3. Release. Buyer hereby agrees that Seller, and each of its partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliates and related entities, heirs, successors, and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonably attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”) with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Asset or the Property including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, (ii) any patent or latent defects or deficiencies with respect to the Property, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, and (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property; provided, however, that in no event shall Releasees be released from any Claims arising pursuant to the provisions of this Agreement or Seller’s obligations, if any, under the Closing Documents. Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal Superfund laws, 42 U.S.C. Sections 9601 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above and which are released pursuant to this Section 7.3. In this connection and to the greatest extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder.

Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 7.3. Seller and Buyer have each initialed this Section 7.3 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this Section 7.3 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

SECTION 8.1. Permitted Exceptions. The Property shall be sold and is to be conveyed, and Buyer agrees to purchase the Property, subject to the Permitted Exceptions.

SECTION 8.2. Title Commitment; Survey. Buyer has received and reviewed a copy of the Title Commitment and the Existing Survey. Except as expressly set forth in subsection 8.3(a), all title exceptions and matters set forth in Schedule B of the Title Commitment (excluding any exception for the first installment of 2002 taxes) and on the Existing Survey shall be deemed Permitted Exceptions and are hereby approved by Buyer.

SECTION 8.3. Delivery of Title.

(a) At the Closing, Seller shall obtain releases of (i) the mortgage and other current financing items listed on Schedule 8.3(a) attached hereto, and (ii) any liens affirmatively placed on the Property after the effective date of the Title Commitment by Seller. Other than as set forth above, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Buyer have any right of action against Seller, at law or in equity, for Seller’s inability to convey title subject only to the Permitted Exceptions.

(b) Notwithstanding the foregoing, in the event that Seller is unable to convey title subject only to the Permitted Exceptions, and Buyer has not, prior to the Closing Date, given written notice to Seller that Buyer is willing to waive objection to each title exception which is not a Permitted Exception, Seller shall have the right, in Seller’s sole and absolute discretion, to (i) take such action as Seller shall deem advisable to attempt to discharge each such title exception which is not a Permitted Exception or (ii) terminate this Agreement. In the event that Seller shall elect to attempt to discharge such title exceptions which are not Permitted Exceptions, Seller shall be entitled to one or more adjournments of the Closing Date for a period not to exceed 30 days in the aggregate. If, for any reason whatsoever, Seller has not discharged such title exceptions which are not Permitted Exceptions prior to the expiration of the last of such adjournments, and if Buyer is not willing to waive objection to such title exceptions, this Agreement shall be terminated as of the expiration of the last of such adjournments. In the event of a termination of this Agreement pursuant to this subsection 8.3(b), the Earnest Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this clause (b) shall require Seller, despite any election by Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor. Nothing in this clause (b) shall limit or qualify Seller’s obligations under clause (a) of this Section 8.3 or give Seller the right to adjourn the Closing Date or to terminate this Agreement as a result of Seller’s failure or refusal to discharge title exceptions as to which Seller is required to obtain releases as provided in clause (a) of this Section 8.3.

SECTION 8.4. Buyer’s Right to Accept Title. Notwithstanding the foregoing provisions of this Article VIII, Buyer may, by written notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement, elect to accept such title as Seller can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but Buyer shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions, except for title exceptions as to which Seller has an obligation to obtain releases as provided in Section 8.3(a).

SECTION 8.5. Cooperation. In connection with obtaining the Title Policy, Buyer and Seller, as applicable, and to the extent requested by the Title Company, will deliver the Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Seller and (ii) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, and (b) a certificate of good standing of Seller.

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

SECTION 9.1. Transaction Costs.

(a) Buyer and Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Asset. At Closing, real property transfer taxes payable to the State of Illinois and Cook County as a result of the conveyance of the Asset to Buyer pursuant to this Agreement shall be paid by Seller and real property transfer taxes payable to the City of Chicago as a result of the conveyance of the Asset to Buyer pursuant to this Agreement shall be paid by Buyer. In addition to the foregoing and their respective apportionment obligations hereunder, (i) Seller and Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Asset, (ii) Seller shall be responsible for (1) the policy premiums in respect of the Title Policy (except as set forth in clause (iv) below), (2) the cost of the Existing Survey, (3) the cost to cause the transfer to Buyer of any transferable letters of credit if such costs are not the responsibility of the tenant under the associated Space Lease, and (4) the cost, not to exceed $2,000, to update the Existing Survey and cause the surveyor to upgrade same to the standards of an ALTA survey and to recertify same to Seller, Buyer, Buyer’s lender and the Title Company, (iii) Buyer shall be responsible for all costs and expenses associated with (1) Buyer’s due diligence, (2) search costs with respect to the Property and updates related thereto, in each case commissioned by Buyer, (3) the policy premiums in respect of any mortgage title insurance including the Seller Mortgage Policy, (4) payment, at the Closing, of the recording charges and fees and recordation taxes for the documents necessary to transfer the Asset, (5) all costs and expenses of obtaining any financing Buyer may elect to obtain (including any fees, financing costs, transfer taxes, mortgage and recordation taxes and intangible taxes in connection therewith), and (6) all other costs which are the responsibility under applicable law for Buyer to pay, and (iv) Seller and Buyer shall each pay one-half of all costs and expenses associated with any reinsurance obtained by Buyer as set forth on Schedule C-2 with respect to the Title Policy.

(b) Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section. The provisions of this Article IX shall survive the Closing or the termination of this Agreement.

SECTION 9.2. Risk of Loss.

(a) If, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Buyer and, at Closing, Seller will credit against the principal amount of the Seller Note to be delivered by Buyer at the Closing an amount equal to the sum of (x) the applicable deductible, if any, with respect to such casualty and (y) the net proceeds (other than on account of business or rental interruption), if any, received by Seller as a result of such casualty or condemnation less any amounts spent to restore. If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Asset (without any credit for such insurance or condemnation proceeds) and Seller will at Closing assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption attributable to the period prior to the Closing Date) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b) Notwithstanding the provisions of subsection 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, Buyer shall have the right, exercised by notice to Seller no more than 10 days after Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with this subsection 9.2(b), the provisions of subsection 9.2(a) shall apply. As used in this subsection 9.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that either (a) results in the termination of a Space Lease with a Major Tenant or any other tenants leasing, in the aggregate, more than 100,000 square feet of rentable floor area, (b) entitles a Major Tenant or other tenants leasing, in the aggregate, more than 100,000 square feet of rentable floor area to terminate its Space Lease, (c) may be expected to cost in excess of $15,000,000 to repair or (d) results in a loss not covered by insurance, if such uncovered loss exceeds the deductible of $100,000, unless Seller elects to give Buyer a credit at Closing against the principal amount of the Seller Note equal to the amount of such excess above $100,000. As used in this subsection 9.2(b), a “Material Condemnation” shall mean a taking of the Property or any material portion thereof as a result or a condemnation or eminent domain proceedings that either (a) results in the termination of a Space Lease with a Major Tenant or other tenants, leasing in the aggregate, more than 100,000 square feet of rentable floor area, or (b) entitles a Major Tenant or other tenants leasing, in the aggregate, more than 100,000 square feet of rentable floor area to terminate its Space Lease, or (c) permanently and materially impairs the use and value of the Property, and which can not be restored to substantially the same use and value as before the taking.

ARTICLE X

ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Buyer as of 11:59 P.M. on the day preceding the Closing, based upon a 365 day year; provided, however, if the Closing occurs on the last day of the month, the following are to be adjusted and prorated between Seller and Buyer as of 11:59 p.m. on the day of the Closing, and in such case, the Purchase Price shall be reduced by $93,000, which shall cause the principal amount of the Seller Note to be delivered by Buyer at the Closing to be reduced by such amount. The net amount of adjustments under Section 10.1 shall be paid to Buyer at Closing. The net amount of all other items to be adjusted and prorated under the other Sections of this Article X shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the principal amount of the Seller Note to be executed and delivered at Closing.

SECTION 10.1. Fixed Rents and Additional Rents.

(a) Fixed rents (collectively, “Fixed Rents”) and Additional Rents (as hereinafter defined; Fixed Rents and Additional Rents being together referred to herein as “Rents”) paid or payable by tenants under the Space Leases in connection with their occupancy of the Property shall be adjusted and prorated on an if, as and when collected basis. Any Rents collected by Buyer or Seller after the Closing from any tenant who owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such tenant for the month in which the Closing occurs, provided such payment is received no later than the tenth day of the next succeeding calendar month, (ii) second, in payment of Rents then owed by such tenant for any period after the Closing occurs, and (iii) third, in payment of any remaining Rents then owed by such tenant. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. For the purposes of this provision, the term “Additional Rent” shall mean amounts payable under any Space Lease for (i) the payment of additional rent based upon a percentage of the tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), (ii) so-called common area maintenance or “CAM” charges, and (iii) so-called “escalation rent” or additional rent based upon such tenant’s share of real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise.

(b) Buyer shall bill tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to expend any sum of money, declare a default in any lease, engage a collection agency or take legal action to collect such amount. Notwithstanding the foregoing, if Buyer shall be unable to collect such past due Rents, Seller shall have the right to pursue such tenant to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits); provided Buyer shall not initiate a lawsuit against any then current tenant in the Property (i) within 90 days of Closing, (ii) unless the aggregate delinquencies owed to Seller from all tenants in the Property are in excess of $100,000 and (iii) Seller indemnifies Buyer for any claims relating to periods prior to Closing under the lease with such tenant. Seller shall furnish to Buyer all information relating to the period prior to the Closing that is reasonably necessary for the billing of such Rent and Buyer will deliver to Seller, concurrently with the delivery to tenants, copies of all statements relating to Rent for a period prior to the Closing. Buyer shall bill tenants for Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller.

(c) To the extent that any portion of Additional Rent is required to be paid monthly by tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or tax year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Additional Rent shall be prorated between Seller and Buyer at the Closing based on such estimated payments actually paid by tenants (i.e., with Seller entitled to retain all monthly or other periodic installments of such amounts paid by tenants with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs (on a pro-rata basis for any partial months), Seller to pay to Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by Seller with respect to periods following the calendar month or other applicable installment period in which the Closing occurs and Seller and Buyer to apportion as of the Closing all monthly or other periodic installments of such amounts paid by tenants with respect to the calendar month or other applicable installment period in which the Closing occurs). At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Additional Rent for a period for which estimated amounts paid by such tenant have been prorated, there shall be a re-proration between Seller and Buyer. If, with respect to any tenant, the recalculated Additional Rent exceeds the estimated amount paid by such tenant, upon collection from the tenant, such excess shall be apportioned between Seller and Buyer as of the Closing in accordance with paragraph (a), (b) and (c) of this Section 10.1. If, with respect to any tenant, the recalculated Additional Rent is less than the estimated amount paid by such tenant, such shortfall shall be apportioned between Seller and Buyer as of the Closing, with Seller paying to Buyer the portion of such shortfall so allocable to Seller.

(d) Until such time as all amounts required to be paid to Seller by Buyer pursuant to this Section 10.1 shall have been paid in full, Buyer shall furnish to Seller, upon Seller’s request, a reporting of rents which have been collected by Buyer after the Closing with respect to Space Leases with delinquent Rents as of the Closing. Seller shall also have the right from time to time following the Closing, upon reasonable prior notice to Buyer and during ordinary business hours on Business Days, to review Buyer’s rental records with respect to such Space Leases.

SECTION 10.2. Taxes and Assessments. Seller shall be responsible for the payment of real estate (ad valorem) and personal property taxes and assessments which become due and payable with respect to the Property and Personal Property prior to the date of Closing, including, without limitation, the first installment of the 2002 real estate taxes with respect to the Property, and Buyer shall be responsible for the payment of real estate (ad valorem) and personal property taxes and assessments which become due and payable with respect to the Property and Personal Property after the date of Closing, including, without limitation, the second installment of the 2002 real estate taxes with respect to the Property. In the event the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments becoming due and payable prior to the Closing and Buyer shall be responsible for any installments becoming due and payable on or after the Closing. There shall be no other adjustment or proration for real estate (ad valorem) and personal property taxes and assessments allocable to the Property and the Personal Property.

SECTION 10.3. Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are the direct responsibility of the tenants of the Property to the applicable public or private utilities supplier, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there be a water meter, or meters, on the Property, Seller agrees that Seller shall at the Closing furnish a reading of same to a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.

SECTION 10.4. Utility Charges. Gas, steam, electricity and other public utility charges (other than any such charges which are the direct responsibility of the tenants of the Property to the applicable public or private utilities supplier, for which no adjustment will be made) will be paid by Seller to the utility company to the Closing Date. Seller shall arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing, except meters the charges of which are the direct responsibility of the tenants of the Property to the applicable public or private utilities supplier. Seller and Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of Seller’s responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of Buyer’s responsibilities therefor from and after such date. If a bill is obtained from any such utility company as of the Closing, Seller shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, Seller shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and Buyer shall pay all such utility charges pertaining to the period thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between Buyer and Seller as of the Closing.

SECTION 10.5. Material Contracts. Charges and payments under all Material Contracts. Notwithstanding anything in this Section 10.5 to the contrary, upon Closing Buyer shall be responsible for all fees and expenses paid or payable under the utility consulting services agreement between Manager and The Cornerstone Energy Group, Inc. for the purpose of procuring electric and natural gas suppliers at the Property for the period of May 2003 through May 2004.

SECTION 10.6. Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income-producing agreements.

SECTION 10.7. Security Deposits. The actual amounts of the security deposits under the Space Leases being held by Seller as set forth on Schedule 3.2(i) shall be a credit to Buyer against the balance of the Purchase Price. Any such security deposits in form other than cash (including letters of credit) shall be transferred to Buyer by way of appropriate instruments of transfer or assignment, subject to subsection 6.2(a)(iii).

SECTION 10.8. Leasing Costs. Subject to the provisions of this Section 10.8, Seller shall be responsible for all Leasing Costs relating to Space Leases or renewals, amendments, expansions and extensions of Space Leases, entered into or which first become binding, prior to the date of this Agreement and all Leasing Costs relating to Space Leases or renewals, amendments, expansions and extensions of Space Leases entered into or which first become binding, after the date of this Agreement if same was not approved or deemed approved by Buyer in accordance with and to the extent required by subsection 3.4(c) (“Seller’s Leasing Costs”). Except as set forth in this Section 10.8, Buyer shall be responsible for the Leasing Costs set forth on Schedule 3.4(c) and all other Leasing Costs other than Seller’s Leasing Costs (“Buyer’s Leasing Costs”), and shall assume the economic effect of any “free rent” or other rent credit or other concessions pertaining to the period from and after the Closing Date and expressly disclosed in the Space Leases. If prior to Closing, Seller has paid any of Buyer’s Leasing Costs, Seller shall receive a credit to be added to the Purchase Price equal to the amount so paid by Seller but not in an amount in excess of the projected expenses set forth on Schedule 3.4(c). To the extent that prior to Closing Seller enters into, amends, extends, or renews any of the leases set forth on Schedule 3.4(c) (the “New Space Leases”) and Buyer’s Leasing Costs for brokerage commissions, tenant improvements allowances, free rent or other economic concessions for any such New Space Lease are (i) in excess of the amounts set forth on Schedule 3.4(c), then if Seller has not already paid such expenses Buyer will get a credit to the extent that such expenses exceed the amounts on Schedule 3.4(c) and (ii) less than the amounts set forth on Schedule 3.4(c), Seller will get a credit to the extent that such expenses are less than the amounts on Schedule 3.4(c). Notwithstanding anything in this Section 10.8 to the contrary, but subject to the preceding sentence relating to New Space Lease, Buyer shall be responsible for all Leasing Costs relating to renewals, amendments, expansions and extensions of Space Leases, in each case to the extent such Leasing Costs relate to renewal, expansion or extension rights of tenants under such Space Leases that are exercised or amendments that are entered into, after the date of this Agreement.

To the extent any Seller’s Leasing Costs have not been fully paid as of the Closing Date, Buyer shall receive a credit at Closing against the Purchase Price in the amount of the balance of the Seller’s Leasing Costs remaining to be paid and Buyer shall assume all obligations of Seller to pay the balance of the Seller’s Leasing Costs as to which Buyer shall have received such credit and to perform the obligations associated with the same. The obligations of Buyer under this Section 10.8 shall survive the Closing.

SECTION 10.9. Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing.

SECTION 10.10. Re-Adjustment. If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error, omission or readjustment on or prior to the date that is 455 days following the Closing. The provisions of this Article X and the obligations of Seller and Buyer hereunder shall survive the Closing for 455 days.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1. Indemnification by Seller. Following the Closing and subject to Sections 11.3 and 11.4, Seller shall indemnify and hold Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document.

SECTION 11.2. Indemnification by Buyer. Following the Closing and subject to Sections 11.3 and 11.4, Buyer shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Buyer contained in this Agreement which survives the Closing or in any Closing Documents.

SECTION 11.3. Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) Seller shall not be required to indemnify Buyer or any Buyer-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 above exceeds the Basket Limitation and, in such event Seller shall be responsible for only the amount in excess of the

Basket Limitation, (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 above exceed in the aggregate the Cap Limitation, (c) if prior to the Closing, Buyer obtains knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Buyer Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 3.5, Section 3.6, Article X or Section 14.2 of this Agreement. After the Closing, Buyer shall not be entitled to any offsets or deductions against any amount owing under the Seller Note for Seller’s obligations under Section 11.1 above or elsewhere in this Agreement, or otherwise.

SECTION 11.4. Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of 270 days after the Closing unless a longer or shorter survival period is expressly provided for in this Agreement.

SECTION 11.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI.

ARTICLE XII

TAX CERTIORARI PROCEEDINGS

SECTION 12.1. Prosecution and Settlement of Proceedings. If any tax reduction or assessed valuation proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax or assessed valuation reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that Seller shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction or assessed valuation proceedings.

SECTION 12.2. Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction or assessed valuation proceedings applicable to taxes relating to any fiscal years ending prior to the fiscal year in which the Closing occurs shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes relating to the fiscal year in which the Closing occurs shall be prorated between Seller and Buyer; provided, however, that if any such refund creates an obligation to reimburse any tenants under Space Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such tenant) shall, at Seller’s election, either (a) be paid to Buyer and Buyer shall disburse the same to such tenants or (b) be paid by Seller directly to the tenants entitled thereto. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

SECTION 12.3. Survival. The provisions of this Article XII shall survive the Closing until expiration of the applicable statute of limitations.

ARTICLE XIII

DEFAULT

SECTION 13.1. Buyer’s Default.

(a) This Agreement may be terminated by Seller prior to Closing if (i) any of the conditions precedent to Seller’s obligations set forth in Section 5.1 have not been satisfied or waived by Seller on or prior to the Closing Date or (ii) there is a material breach or default by Buyer in the performance of any of its obligations under this Agreement.

(b) In the event this Agreement is terminated pursuant to subsection 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in subsection 13.1(c).

(c) In the event Seller terminates this Agreement, as a result of a breach or default by Buyer in any of its obligations under this Agreement, the Escrow Agent shall immediately disburse the Earnest Money to Seller, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. Buyer and Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Seller as a result of a default by Buyer, and agree that the Earnest Money is a reasonable approximation thereof. Accordingly, the Earnest Money shall constitute and be deemed to be the agreed and liquidated damages of Seller, and shall be paid by the Escrow Agent to Seller as Seller’s sole and exclusive remedy hereunder; provided, however, the foregoing shall not limit Buyer’s obligation to pay to Seller all attorneys’ fees and costs of Seller to enforce the provisions of this Section 13.1. The payment of the Earnest Money as liquidated damages is not intended to be a forfeiture or penalty, but is intended to constitute liquidated damages to Seller.

SECTION 13.2. Seller’s Default.

(a) This Agreement may be terminated by Buyer prior to Closing if (i) any of the conditions precedent to Buyer’s obligations set forth in Section 5.2 have not been satisfied or waived by Buyer on or prior to the Closing Date, (ii) there is a material breach or default by Seller in the performance of its obligations under this Agreement to cause the sale of the Asset on the Closing Date.

(b) Upon termination of this Agreement by Buyer pursuant to subsection 13.2(a), as Buyer’s sole and exclusive remedy, the Escrow Agent shall immediately disburse the Earnest Money to Buyer, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.

(c) Buyer agrees to, and does hereby, waive all other remedies against Seller which Buyer might otherwise have at law or in equity by reason of any default or breach by Seller of any of its representations, warranties or covenants or obligations under this Agreement prior to Closing. Notwithstanding anything herein to the contrary, in the event the material breach or default by Seller in the performance of its obligations to cause the sale of the Asset on the Closing Date is intentional and willful, (i) in addition to terminating this Agreement and receiving the Earnest Money, Buyer can seek reimbursement of its actual out-of-pocket expenses incurred in negotiating this Agreement and conducting due diligence activities contemplated hereunder and arranging for and documenting its mortgage financing (but specifically excluding all commitment or financing fees in connection with obtaining any mortgage financing) not to exceed $500,000 or (ii) in lieu of terminating this Agreement, Buyer may seek to specifically enforce the terms and conditions of this Agreement. In the event this Agreement is terminated pursuant to subsection 13.2(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in subsection 13.2(b) and this subsection 13.2(c).

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1. Use of Blackstone Name and Address. Buyer hereby acknowledges and agrees that neither Buyer nor any affiliate, successor, assignee or designee of Buyer shall be entitled to use the name “Blackstone” in any way whatsoever.

SECTION 14.2. Brokers.

(a) Seller shall be solely responsible for the real estate commission payable to Secured Capital Corp and CB Richard Ellis in connection with this Agreement, and Seller shall pay such commission pursuant to separate agreements between Seller and Secured Capital Corp and CB Richard Ellis. Seller represents and warrants to Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Secured Capital Corp and CB Richard Ellis. Seller agrees to indemnify, protect, defend and hold Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Seller’s breach of the foregoing covenant and representation in this subsection 14.2(a). The provisions of this subsection 14.2(a) shall survive the Closing until expiration of any statute of limitations and shall survive any termination of this Agreement.

(b) Buyer represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Secured Capital Corp and CB Richard Ellis. Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Buyer’s breach of the foregoing representations in this subsection 14.2(b). The provisions of this subsection 14.2(b) shall survive the Closing until expiration of any statute of limitations and shall survive any termination of this Agreement.

SECTION 14.3. Confidentiality; Press Release; IRS Reporting Requirements.

(a) Prior to Closing, Buyer and Seller shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which affiliates of Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any law, rule or regulation and (iv) in any legal proceeding between Seller and Buyer in connection with this Agreement. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this subsection shall survive the termination of this Agreement.

(b) Seller or Buyer may issue a press release at the Closing with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued by Buyer disclose the identity of Seller’s direct or indirect beneficial owners by name or the consideration paid to Seller for the Asset. Neither Seller nor Buyer shall issue any such press release or other publicity prior to Closing without the prior written consent of the other party. The provisions of this subsection shall survive the Closing for sixty days and shall survive any termination of this Agreement.

(c) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer hereby designate and appoint Seller to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. Seller hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of Seller as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing. The provisions of this subsection shall survive the Closing for four years.

SECTION 14.4. Escrow Provisions.

(a) The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account at Citibank, N.A. (the “Escrow Account”).

(b) The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection 14.4(b). Seller and Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Earnest Money shall be paid by the Escrow Agent to Seller, as confirmed in a joint written direction from Seller and Buyer. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within seven Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such seven Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with any court of competent jurisdiction in Cook County, Illinois, together with such legal pleadings as it may deem appropriate. The Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d) The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.

SECTION 14.5. Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 14.6. Assignment. Except as set forth in this Section 14.6, this Agreement may not be assigned by Buyer without the prior written consent of Seller. Prior to Closing, Buyer shall assign this Agreement to Wells Reit—Chicago Center, Chicago, LLC, a Delaware limited liability company. Wells Operating Partnership, L.P., will continue to remain primarily liable under this Agreement notwithstanding such assignment.

SECTION 14.7. Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 14.8. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

(a)	To Seller:

c/o Blackstone Real Estate Acquisitions III L.L.C.

345 Park Avenue

32nd Floor

New York, New York 10154

Attention: Steven E. Orbuch

Facsimile: 212-583-5726

Telephone: 212-583-5838

with copies thereof to:

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York 10017

Attention: Gregory J. Ressa, Esq.

Facsimile: 212-455-2502

Telephone: 212-455-7430

(b)	To Buyer:

Wells Operating Partnership, L.P.

c/o Wells Capital, Inc.

6200 The Corners Parkway

Suite 250

Atlanta, Georgia 30092

Attention: Jeffrey A. Gilder

Facsimile: 770-243-8510

with copies thereof to:

Troutman Sanders LLP

600 Peachtree Street, N.E.

Suite 5200

Atlanta, Georgia 30308

Attention: John W. Griffin, Esq.

Facsimile: 404-962-6577

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.

SECTION 14.9. Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

SECTION 14.10. Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

SECTION 14.11. No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 14.12. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Illinois.

SECTION 14.13. Submission to Jurisdiction. Each of Buyer and Seller irrevocably submits to the jurisdiction of (a) the Circuit Court of Cook County, Illinois located at the Daley Center, Chicago, Illinois and (b) the United States District Court for the Northern District of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Circuit Court of Cook County, Illinois located at the Daley Center, Chicago, Illinois and (b) the United States District Court for the Northern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 14.14. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 14.15. Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 14.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

SECTION 14.17. Acceptance of Deed. The acceptance of the Deed by Buyer shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement except for those obligations of Seller which are specifically stated to survive the Closing or the delivery of the Deed hereunder.

SECTION 14.18. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

SECTION 14.19. Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.

SECTION 14.20. Time is of the Essence. Time is of the essence with respect to the obligations of Buyer under this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

BRE/RANDOLPH DRIVE L.L.C, a Delaware limited liability company

By:	/s/ Steven Orbuch
	Name:	Steven Orbuch
	Title:	Vice President

BUYER:

WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

BRE/RANDOLPH DRIVE L.L.C, a Delaware limited liability company

By:
Name:
Title:

BUYER:

WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

	By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Executive Vice President

JOINDER BY ESCROW AGENT

Aon Center @ 200 East Randolph St, Chicago (Cook), IL

Chicago Title Insurance Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Buyer as of the 3rd day of April, 2003, and accepts the obligations of the Escrow Agent as set forth herein. Escrow Agent further acknowledges that it received the Earnest Money on the 4th day of April, 2003. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

Chicago Title Insurance Company

By:	/s/ Janet Johnson-West
Janet Johnson-West, Escrow Officer
Chicago Title Insurance Company
171 N. Clark St, Chicago, IL 60601
(312) 223-2713 / 223-5888 (Fax)
File #1401-008065343